SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 13, 2001

MEDICIS PHARMACEUTICAL CORPORATION
(Exact Name of Registrant as Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-18443 (Commission File Number)	52-1574808 (I.R.S. Employer Identification No.)

8125 North Hayden Road, Scottsdale, Arizona 85258-2463
(Address of Principal Executive Office)

(602) 808-8800
(Registrant's telephone number, including area code)

___________________N/A_________________

(Former Name or Former Address, if Changed Since Last Report)

Item 9.     Regulation FD Disclosure

                 On October 1, 2001, Medicis Pharmaceutical Corporation, a Delaware corporation ("Medicis" or the "Company"), MPC Merger Corp., a Delaware corporation and wholly-owned subsidiary of Medicis ("Merger Sub"), and Ascent Pediatrics, Inc., a Delaware corporation ("Ascent"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for the merger of Merger Sub with and into Ascent (the "Merger"), with Ascent being the surviving corporation.

                 On November 13, 2001, Ascent Pediatrics, Inc. disclosed to shareholders via Form 8-K filed with the Securities and Exchange Commission that Triumph-Connecticut Limited Partnership and related parties had brought a civil action against Ascent on November 9, 2001 in the Superior Court, Suffolk County in the Commonwealth of Massachusetts. In the action, Triumph group claims that the execution by Ascent of the Merger Agreement and the anticipated consummation of the merger contemplated by the Merger Agreement without the consent of the Triumph group or the payment to the Triumph group of a specified amount breaches the terms of the securities purchase agreement entered into in January 1997 between Ascent and the Triumph group, the terms of warrants issued by Ascent to the Triumph group, an implied covenant of good faith and fair dealing and chapter 93A of the Massachusetts general laws.

                 Medicis believes that the claims of the Triumph group are without merit and agrees with Ascent's intention to vigorously contest and defend the suit by the Triumph group.

                 Subject to satisfaction of the conditions to closing set forth in the merger agreement including, without limitation, applicable approval from the stockholders of Ascent, Medicis does not anticipate a delay in the closing of the transaction caused by this civil action filed by Triumph group.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 13, 2001

MEDICIS PHARMACEUTICAL CORPORATION
MARK A. PRYGOCKI, SR.
_______________________________________________
Mark A. Prygocki, Sr.
Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer